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                                                                   EXHIBIT 5.1
July 9, 1997


Coinstar, Inc.
13231 SE 36TH Street
Suite 200
Bellevue, Washington 98006

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Coinstar, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,982,213 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1997 Equity Incentive Plan, Employee Stock Purchase Plan, 1997 Non-Employee Directors' Stock Option Plan and 40,000 shares of Common Stock Issuable outside the 1997 Equity Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the S-8 Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

COOLEY GODWARD LLP

/S/ MARK P. TANOURY

Mark P. Tanoury